Exhibit 10.49

INFRAREIT, INC.

2015 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

InfraREIT, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its 2015 Non-Qualified Employee Stock Purchase Plan (the “Plan”), as follows:

1.	PURPOSE

This Plan is intended to encourage Stock ownership by each Eligible Person as an incentive to stimulate his or her efforts towards the success of the Company and to operate and manage its business in a manner that will provide for the long-term growth and profitability of the Company.

2.	DEFINITIONS

2.1 “Account” means the separate bookkeeping account which shall be established and maintained by the Plan Administrator for each Participant for each Purchase Period to record the contributions made on his or her behalf for the purchase of Stock under the Plan.

2.2 “Affiliate” means, with respect to the Manager, any company or other trade or business that controls, is controlled by or is under common control with the Manager within the meaning of Rule 405 of Regulation C under the Securities Act.

2.3 “Beneficiary” means the person designated as such in accordance with Section 13.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Closing Price” means the closing price for a share of Stock as reported for such day in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, in any trade publication selected by the Committee or, if no closing price is so reported on such date the fair market value of a share of Stock as determined by the Committee.

2.6 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.

2.7 “Committee” means a committee of, and designated from time to time by resolution of, the Board to administer this Plan (or if no Committee has been designated, the Board itself).

2.8 “Company” means InfraREIT, Inc., a Maryland corporation.

2.9 “Effective Date” means January 29, 2015, the date the Plan was approved by the stockholders of the Company.

2.10 “Election Form” means the form which an Eligible Person shall be required to properly complete in writing and timely file with the Plan Administrator in order to make any of the elections available to an Eligible Person under this Plan. An Election Form may require an

Eligible Person to provide such information and to agree to take such action as the Plan Administrator deems necessary or appropriate in light of the purpose of this Plan or for the orderly administration of this Plan.

2.11 “Election Period” means the ten (10) day period immediately preceding a related Purchase Period or such other extended period determined by the Plan Administrator.

2.12 “Eligible Person” means (a) each officer of the Manager or other Participating Employer, (b) each individual who is shown on the payroll records of the Manager or (c) pursuant to rules established by the Committee, an employee or other service provider for a Participating Employer who is designated by the Committee as a person performing substantial duties with respect to the management and operation of the Company.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14 “Manager” means Hunt Utility Services, LLC, or a successor or replacement entity, if any, providing management services to the Company.

2.15 “Participant” means (a) for each Purchase Period an Eligible Person who has elected to purchase Stock pursuant to a properly completed and filed Election Form, and (b) for any period any person for whom Stock is held pending delivery under Section 10.

2.16 “Participating Employer” means (a) the Manager and (b) any Affiliate or other organization whose employees and other personnel perform substantial duties with respect to the management and operation of the Company and which is designated as a Participating Employer by the Committee or the Board.

2.17 “Plan” means this InfraREIT, Inc. 2015 Non-Qualified Employee Stock Purchase Plan, as amended from time to time.

2.18 “Plan Administrator” means the Manager or such other person or entity as may be designated by the Committee from time to time; provided, that the Committee may, in its sole discretion, assume any or all of the duties of the Plan Administrator from time to time.

2.19 “Purchase Period” means (a) a period of six (6) months beginning each January 1 and July 1, or (b) such other period set by the Committee before the beginning of the related Election Period which shall begin on a date which follows the end of such Election Period and which shall run for no more than one year.

2.20 “Purchase Price” for each Purchase Period means, except as otherwise set forth in an Election Form as provided in the next sentence, a price which is equal to the lesser of (i) eighty-five percent (85%) of the average Closing Prices for a share of Stock during the ten (10) business days prior to the first day of the related Purchase Period or (ii) eighty-five percent (85%) of the average Closing Prices for a share of Stock during the last ten (10) business days of the related Purchase Period. An Election Form for any Purchase Period may provide that the Purchase Price for such Election Period shall be determined in accordance with the foregoing definition modified to incorporate any percentage or percentages higher than eighty-five percent (85%) in either or both of clauses (i) and (ii).

2.21 “Rule 16b-3” means Rule 16b-3 promulgated pursuant to Section 16(b) of the Exchange Act, or any successor to such rule.

2.22 “Securities Act” means the Securities Act of 1933, as amended.

2.23 “Stock” means the common stock, par value $.01 per share, of the Company.

3.	ADMINISTRATION

3.1 Committee. Except as otherwise provided herein, the Plan shall be administered by the Committee. The Committee shall consist of at least two individuals each of whom shall be a “nonemployee director” as defined in Rule 16b-3; provided that no action taken by the Committee (including without limitation grants) shall be invalidated because any (or all) of the members of the Committee fails to satisfy the foregoing requirements of this sentence. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder.

3.2 Plan Administrator. Except for the exercise of those powers expressly granted to the Committee (e.g., to determine the Closing Price in the absence of a reported closing price in the Wall Street Journal, to determine who is a Participating Employer, and to set the Purchase Period, etc.) or as otherwise assumed from the Plan Administrator by the Committee, the Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret the Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of, and shall be responsible to, the Plan Administrator for such function.

3.3 Other Powers. The Plan Administrator or the Committee, as applicable, may, as it deems appropriate, make rules and regulations and establish procedures for the administration of the Plan within the scope of its authority hereunder. Without limiting the generality of the foregoing, the Plan Administrator or the Committee, as applicable, may, within the scope of its authority hereunder, (a) interpret and construe the Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, and (b) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.

3.4 No Liability. No member of the Board, the Committee, or the Plan Administrator or any employee of the Company or Manager or other person acting at the direction thereof shall be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.

4.	STOCK SUBJECT TO THE PLAN

The total number of shares of Stock reserved and available for issuance under the Plan shall be 250,000 shares. The shares available for issuance under the Plan may be from (a) authorized but unissued shares of Stock, (b) shares of Stock held in treasury of the Company, or (c) shares of Stock acquired by the Company, including shares purchased on the open market. In the event of a stock dividend, stock split or similar capitalization affecting the Stock, the Committee shall make appropriate adjustment to the number of shares of Stock available for issuance under the Plan and the Purchase Price.

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1 Effective Date. The Plan shall be effective as of the Effective Date.

5.2 Term. The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.3.

5.3 Amendment and Termination. The Board may, at any time and from time to time, amend, suspend, or terminate the Plan or terminate any Purchase Period thereunder; provided, however, no such action shall be retroactive unless the Board in is discretion determines that such action is in the best interest of the Company or is otherwise required by applicable law to be retroactive.

6.	PARTICIPATION

6.1 Initial Participation. Each Eligible Person who is hired prior to the last day of an Election Period shall be a Participant in this Plan for the related Purchase Period if he or she properly completes and files an Election Form with the Plan Administrator before the date of the commencement of such Purchase Period.

6.2 Continuation of Participation. The elections made pursuant to an Election Form shall remain in effect until such Election Form is modified through discontinuance of participation under Section 6.3 below or otherwise changed under Section 7.2 or 7.3 below. A Participant who is on a leave of absence that is approved by a Participating Employer may continue to participate in the Plan during the leave of absence to the extent such Participant continues to receive sufficient base pay to satisfy the payroll deductions and any other legally required deductions or withholding obligations, as the Plan Administrator may determine in its discretion.

6.3 Discontinuance of Participation. A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions under Section 7.2 below at any time by filing a notice of cessation of participation on such form and at such time in advance of the Purchase Date as the Plan Administrator shall prescribe.

6.4 Readmission to Participation. Any Eligible Person who: (a) was previously a Participant; (b) discontinued participation (whether by cessation of eligibility or otherwise); and (c) wishes to be reinstated as a Participant, may again become a Participant by properly completing and filing with the Plan Administrator a new Election Form. Readmission as a Participant shall be effective as of the Purchase Period that commences after the date on which such Election Form is filed with the Plan Administrator.

7.	CONTRIBUTIONS

7.1 Initial Contributions. Except as otherwise provided in all Election Forms that relate to a Purchase Period, each Participant’s Election Form under Section 6 shall specify the after-tax contributions which he or she proposes to make for the related Purchase Period by means of payroll deduction. Such contributions shall be expressed as a specific dollar amount or a percentage of the Participant’s base salary for any pay period that his or her Participating Employer is authorized to deduct therefrom on each pay day during the Purchase Period; provided:

(a) the minimum payroll deduction for a Participant for each pay period for purchases under this Plan shall be $10.00, and

(b) the maximum payroll contribution which a Participant can make for purchases under this Plan for any calendar year shall be the lesser of (a) ten percent (10%) of such Participant’s base salary for such calendar year, or (b) $25,000.

7.2 Changes in Contributions and Withdrawals.

(a) A Participant shall have the right to amend his or her Election Form after the end of an Election Period to reduce or to stop his or her payroll contributions, and such election shall be effective as soon as practicable after the Plan Administrator receives such amended Election Form. A Participant who reduces or stops contributions during a Purchase Period may not restart, or otherwise increase the rate of, his or her contributions to the Plan during the remainder such Purchase Period. Any funds remaining in the Participant’s Account on the Purchase Date shall be used to purchase Stock pursuant to Section 8, if the Participant is then an Eligible Person.

(b) A Participant also shall have the right at any time on or before the last day of the Purchase Period to withdraw (without interest) all or any part of the contributions credited to his or her Account for such Purchase Period pursuant to such form that is filed at such time in advance of the last day of such Purchase Period as the Plan Administrator shall prescribe. A withdrawal shall be deducted from the Participant’s Account as of the date the Plan Administrator receives such amended Election Form, and the actual withdrawal shall be effected by the Plan Administrator as soon as practicable thereafter. Any funds remaining in the Participant’s Account on the Purchase Date shall be used to purchase Stock pursuant to Section 8, if the Participant is then an Eligible Person. In addition, if a Participant elects to withdraw all of his or her Account under this Section 7.2, his or her status as a Participant shall terminate as of the date the Plan Administrator receives the requisite notice of the same.

7.3 Section 401(k) Hardship Withdrawals. If an Eligible Person makes a hardship withdrawal from an employee benefit plan maintained by any Participating Employer and the Plan Administrator determines that such withdrawal requires a suspension and/or return of contributions under this Plan in order for such other plan to satisfy the requirements of Code Section 401(k), the Plan Administrator shall have the right unilaterally to suspend and/or return such contributions.

7.4 Account Credits, General Assets and Taxes. All payroll deductions made for a Participant shall be credited to his or her Account on an after-tax basis as of the pay day on which the deduction is made. All contributions made by a Participant under this Plan, whether in cash or through payroll deductions, shall be held by such Participant’s Participating Employer or by the Manager, as agent for such Participating Employer. All such contributions shall be held as part of the general assets of the Participating Employer and shall not be held in trust or otherwise segregated from the Participating Employer’s general assets. No interest shall be paid or accrued on any such contributions. Each Participant’s right to the contributions credited to his or her Account shall be that of a general and unsecured creditor of his or her Participating Employer. Each Participating Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any tax laws with respect to purchases of Stock made under this Plan.

7.5 Automatic Refunds. The balance credited to the Account of a Participant automatically shall be refunded in full (without interest) if his or her status as an Eligible Person terminates for any reason whatsoever during a Purchase Period. Such refunds shall be made as soon as practicable after the Plan Administrator has actual notice of any such termination. A person’s status as a Participant under this Plan shall terminate at the same time as his or her status as an Eligible Person terminates.

8.	PURCHASE OF STOCK

If a Participant remains as an Eligible Person until the end of a Purchase Period, the balance which remains credited to his or her Account at the end of such Purchase Period automatically shall be applied in full to purchase Stock at the Purchase Price for such Stock for such Purchase Period. Such Stock shall be purchased on behalf of the Participant by operation of this Plan in whole shares and, subject to Section 10, in any fraction of a whole share (computed to the number of decimal places set by the Plan Administrator) which can be purchased with the remaining balance credited to the Participant’s Account.

9.	HOLDING PERIOD

Except as otherwise provided in an Election Form, if a Participant sells, exchanges, assigns, encumbers, alienates, transfers, pledges or otherwise disposes of any shares of Stock acquired hereunder within one year of the end of the applicable Purchase Period, then the Participant shall, on or before such sale, exchange, assignment, encumbrance, alienation, transfer, pledge or other disposition, pay to the issuer of such Stock (i.e., his or her Participating Employer or the Company, as applicable) an amount equal to the product of: (a) the difference between (i) the lesser of one-hundred percent (100%) of (1) the average Closing Prices for a share of Stock during the ten (10) business days prior to the first day of the related Purchase Period or (2) the average Closing Prices for a share of Stock during the last ten (10) business days of the related Purchase Period, and (ii) the Purchase Price for such Purchase Period, and (b) the number of such shares sold, exchanged, assigned, encumbered, alienated, transferred, pledged or otherwise disposed of by the Participant within one year of such Purchase Period.

10.	DELIVERY

Notwithstanding any provision of the Plan to the contrary, the issuance of the shares of Stock under the Plan may be evidenced in such a manner as the Committee, in its discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more share certificates. No Participant (or any person who makes a claim for on behalf of or in place of a Participant) shall have any interest in any shares of Stock under this Plan until the shares are evidenced in accordance with the foregoing. In addition, (a) no stock certificate representing a fractional share of Stock shall be delivered to a Participant or any other person, (b) any cash which the Committee deems representative of the value of a Participant’s fractional share shall be distributed (when delivery of the related the shares of Stock is made to such Participant) in lieu of such fractional share unless a Participant in light of Rule 16b-3 waives his or her right to such cash payment, and (c) the Committee shall have the right to charge a Participant for registering Stock in the name of a Participant or any other person.

11.	PARACHUTE LIMITATIONS

11.1 If the Participant is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with a Participating Employer (including, but not limited to, an employment agreement), except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), any benefit to the Participant under the Plan shall be reduced or eliminated:

(a) to the extent that such benefit, taking into account all other rights, payments or benefits to or for the Participant under the Plan, all Other Agreements, and all Benefit Arrangements, would cause the benefit to the Participant under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

(b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such benefit to be considered a Parachute Payment.

12.	REQUIREMENTS OF LAW

12.1 General. No participant in the Plan shall be permitted to acquire, or shall have any right to acquire, shares of Stock thereunder if such acquisition would be prohibited by any share ownership limits contained in the Company’s charter or bylaws or would impair the Company’s status as a REIT. Neither the Company nor any Participating Employer shall be required to offer, sell or issue any shares of Stock if the offer, sale or issuance of such shares of Stock would constitute a violation by the Company, Participating Employer, Participant, or any other individual or entity entitled to a benefit hereunder (including a Beneficiary) of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the offering, listing, registration or qualification of any shares of Stock upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock hereunder, no shares of Stock may be offered, issued or sold hereunder to the Participant or any other individual or entity unless such offering, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Committee and Plan Administrator shall not be obligated to take any affirmative action in order to cause the issuance of shares of Stock pursuant to the Plan to comply with any applicable laws.

12.2 Rule 16b-3. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that the shares of Stock granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative with respect to such grants to the extent permitted by applicable law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

12.3 Analogous Requirement to Code Section 423(b)(3). No Eligible Person or Participant will acquire the right to purchase shares of Stock hereunder, if immediately after receiving such right to purchase Common Stock, such individual would own five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company.

13.	DESIGNATION OF BENEFICIARY

A Participant may designate on his or her Election Form a Beneficiary (a) who shall receive the balance credited to his or her Account if the Participant dies before the end of a Purchase Period and (b) who shall receive the Stock, if any, purchased for the Participant under this Plan if the Participant dies after the end of a Purchase Period but before the certificate representing such shares of Stock has been delivered to the Participant. Such designation may be revised in writing at any time by the Participant by filing an amended Election Form, and his or her revised designation shall be effective at such time as the Plan Administrator receives such amended Election Form. If a deceased Participant fails to designate a Beneficiary or, if no person so designated survives a Participant or, if after checking his or her last known mailing address, the whereabouts of the person so designated are unknown, then the Participant’s estate shall be treated as his or her designated Beneficiary under this Section 13.

14.	TRANSFERABILITY

Neither the balance credited to a Participant’s Account nor any rights to receive shares of Stock under this Plan may be sold, exchanged, assigned, encumbered, alienated, transferred, pledged or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect.

15.	NOTICES

All Election Forms and other communications from a Participant to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of any such Election Form and communications.

16.	GENERAL PROVISIONS

16.1 Disclaimer of Rights. No provision in the Plan shall be construed to confer upon any person the right to remain in the employ of a Participating Employer, or to interfere in any way with any contractual or other right or authority of the Participating Employer either to increase or decrease the compensation or other payments to any person at any time, or to terminate any employment or other relationship between any person and the Participating Employer. No Eligible Person’s employment shall be treated as terminated under this Plan as a result of a transfer between, or among, Participating Employers.

16.2 Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Company to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

16.3 Withholding Taxes. The Company or Participating Employer that issues Stock under the Plan to a Participant shall have the right to deduct from payments of any kind otherwise due to the Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to such issuance of Stock. Notwithstanding any provision herein to the contrary, the Company or Participating Employer, as the case may be, may, in its sole discretion, satisfy such obligations, in whole or in part, (a) by causing amounts in the Participant’s Account to be applied towards the withholding taxes, or (b) by deducting from the Participant’s wages or other compensation the amount of any withholding taxes due with respect to the acquisition of Stock under the Plan.

16.4 Captions. The use of captions in the Plan is for the convenience of reference only and shall not affect the meaning of any provision of the Plan.

16.5 Number and Gender. With respect to words used in the Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

16.6 Severability. If any provision of the Plan shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.7 Governing Law. The validity and construction of the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive laws of any other jurisdiction.

16.8 No Fund Created. Any and all payments hereunder to any Participant under the Plan shall be made from the general funds of the Company (or, if applicable, a Participating Employer), and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided, however, that the Company (or a Participating Employer) may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company (or, if applicable, a Participating Employer) under the Plan are unsecured and constitute a mere promise by the Company (or, if applicable, a Participating Employer) to make benefit payments in the future, and, to the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of a general unsecured creditor of the Company (or, if applicable, a Participating Employer).

16.9 No Fiduciary Relationship. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between any of the Participating Employers, or their officers, the Plan Administrator or the Committee, on the one hand, and the Participant, any of the Participating Employers or any other person or entity, on the other.

16.10 Code Section 409A.

(a) The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, to the extent the benefits hereunder constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Company determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any benefit provided under the Plan, the terms of such benefit shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board.

(b) The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any benefits under this Plan are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Code Section 409A.

To record adoption of the Plan by the Board as of January 26, 2015, and approval of the Plan by the stockholders on January 29, 2015, the Company has caused its authorized officer to execute the Plan.

INFRAREIT, INC.

/s/ David A. Campbell
By:	David A. Campbell
Title:	President and Chief Executive Officer